EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 11, 2005, accompanying the consolidated financial statements and schedules included in the Annual Report of Fiberstars, Inc. on Form 10-K for the two years ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Fiberstars, Inc. on Forms S-8 (File No. 333-122686, effective February 10, 2005; File No. 333-68844, effective August 31, 2001; File No. 333-52042, effective December 18, 2000; File No. 333-61855, effective August 19, 1998; File No. 333-28423, effective June 4, 1997; and File No. 33-85664, effective October 27, 1994).

/s/ GRANT THORNTON LLP

San Francisco, CA
March 11, 2005